Exhibit 10.1

May 2, 2012

Richard Paul Bryce, M.D.

Re:	EMPLOYMENT OFFER LETTER

Dear Richard:

Puma Biotechnology, Inc., a Delaware corporation (the “Company”) is pleased to offer you the position of Senior Vice President, Clinical Research and Development of the Company on the following terms, effective as of June 20, 2012 (the “Effective Date”):

1. POSITION, DUTIES AND RESPONSIBILITIES. As of the Effective Date, the Company will employ you as its Senior Vice President, Clinical Research and Development. In such capacity, you will have such duties and responsibilities as are normally associated with such position. Your duties may be changed from time to time by the Company in its discretion. You will report to the Chief Executive Officer or such other individual as the Company may designate, and will work at the Company’s offices located in San Francisco, California, or such other location as the Company may designate, except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing without additional compensation.

2. BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary of $315,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly) and prorated for any partial pay period of employment. Your Base Salary may be subject to adjustment pursuant to the Company’s policies as in effect from time to time.

3. ANNUAL BONUS. In addition to the Base Salary set forth above, you will be eligible to receive an annual discretionary cash bonus (pro-rated for any partial year of service), based on the attainment of performance metrics and/or individual performance objectives, in each case, established and evaluated by the Company in its sole discretion (the “Annual Bonus”). Your target Annual Bonus shall be 35% of your Base Salary, but the actual amount of your Annual Bonus may be more or less (and may equal zero), depending on the attainment of applicable performance criteria. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon your continued employment through the applicable payment date.

10880 Wilshire Blvd. Suite 2150 Los Angeles, California 90024

424.248.6500 Phone 424.248-6501 Fax

4. SIGNING BONUS. In connection with entering into this offer letter, you will be paid a signing bonus equal to $50,000 (the “Signing Bonus”) within fifteen days after the Effective Date. You and the Company acknowledge and agree that the Signing Bonus will not be earned to any extent prior to the second anniversary of the Effective Date and will only be earned on the second anniversary of the Effective Date if you remain actively employed by the Company through such second anniversary. In the event that your employment with the Company terminates for any reason (a) prior to or on the first anniversary of the Effective Date, you hereby agree to repay to the Company the Signing Bonus, in full, on the date of termination; or (b) after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, you hereby agree to repay to the Company, on the date of termination, 50% of the Signing Bonus.

5. RELOCATION EXPENSES. In conjunction with the relocation of your residence to the Los Angeles, California greater metropolitan area, the Company will pay or reimburse you for all reasonable moving expenses (including without limitation packing, shipping, insurance, airfare for residence site visits with family and temporary housing), in a total amount not to exceed $15,000, incurred by you no later than December 31, 2012 in connection with such relocation (the “Relocation Expenses”). To the extent that any payments or reimbursements provided to you under this offer letter (including this Section 5) are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, in no event will such payments or reimbursements be made later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year will not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement will not be subject to liquidation or exchange for any other benefit. Subject to the foregoing, the Relocation Expenses will be paid within ten (10) business days of your delivery to the Company of receipts evidencing such expenses. In the event that your employment with the Company terminates for any reason (a) prior to or on the first anniversary of the Effective Date, you hereby agree to repay in full, on the date of termination, to the Company any Relocation Expenses paid or reimbursed by the Company prior to such date of termination; or (b) after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, you hereby agree to repay to the Company, on the date of termination, 50% of the Relocation Expenses paid or reimbursed by the Company prior to such date of termination.

6. STOCK OPTION. In connection with entering into this offer letter, following the commencement of your employment with the Company and provided that you are employed by the Company on the date of grant, the Company will grant you an option to purchase 105,000 shares of the Company’s common stock (the “Stock Option”) at a per share exercise price equal to the Fair Market Value of a share of the Company’s common stock on the date of grant (as determined in accordance with the Company’s 2011 Incentive Award Plan). Subject to your continued employment with the Company through the applicable vesting date, 1/3rd of the shares underlying the Stock Option will vest on the first anniversary of the Effective Date and 1/36th of the shares underlying the Stock Option will vest on each monthly anniversary of the Effective Date thereafter. Subject to the foregoing, the terms and conditions of the Stock Option will be set forth in a separate award agreement in such form as is prescribed by the Company, to be entered into by the Company and you.

7. BENEFITS AND VACATION. You will be eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its similarly situated employees, subject to the terms and conditions thereof. To the extent that you properly elect to participate in the Company’s applicable medical, dental and/or prescription benefit plans, the Company will pay the premiums for you and your dependents under such plans while you remain employed by the Company, provided, however, that the Company shall have no obligation to pay any such premiums if doing so would result in a violation of law and/or the imposition of penalty or excise taxes on the Company. In addition, you will be eligible for other standard benefits, such as sick leave, vacations and holidays, in each case, to the extent available under, and in accordance with, Company policy applicable generally to other similarly situated employees of the Company; provided, however, that you shall be entitled to take up to four (4) weeks’ vacation per calendar year. Notwithstanding the foregoing, nothing contained in this Section 7 shall, or shall be construed so as to, obligate the Company or its affiliates to adopt, sponsor, maintain or continue any benefit plans or programs at any time.

8. CONFIDENTIAL AND PROPRIETARY INFORMATION. This offer of employment is contingent upon your execution of the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

9. NON-SOLICITATION. You further agree that during the term of such employment and for one (1) year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer their business from the Company and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

10. AT-WILL EMPLOYMENT; AMENDMENT. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) upon written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company. This agreement may not be amended except by a signed writing executed by the parties hereto.

11. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by all Company rules, regulations and policies as set forth in the Company’s employee handbook or as otherwise promulgated.

12. WITHHOLDING. The Company may withhold from any amounts payable under this offer letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13. ENTIRE AGREEMENT. As of the Effective Date, this offer letter, together with the Stock Option Agreement and Proprietary Information and Inventions Agreement, comprises the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any representative of the Company. You agree that any such agreement, offer or promise between you and any representative of the Company is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this offer letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

14. CHOICE OF LAW. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.

15. PROOF OF RIGHT TO WORK. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this offer letter in the space provided below for your signature and returning it to the Company’s President and Chief Executive Officer. Please retain one fully-executed original for your files.

Sincerely,

Puma Biotechnology, Inc. a Delaware corporation

By:	/s/ Alan H. Auerbach
Name:	Alan H. Auerbach
Title:	President and Chief Executive Officer

Accepted and Agreed, this 3rd day of May, 2012

By:	/s/ Richard Paul Bryce
Richard Paul Bryce, M.D.